Filed Pursuant to Rule 424(b)(2)

Registration No. 333-202524

Supplement dated April 7, 2017

to Pricing Supplement dated October 7, 2016

Equity Index Underlying Supplement dated March 5, 2015,

Prospectus Supplement dated March 5, 2015 and

Prospectus dated March 5, 2015

HSBC USA Inc.

Leveraged Lookback Contingent Barrier Enhanced Notes (CBEN)

Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index, due October 13, 2021

CUSIP: 40433UXR2

(the “Notes”)

This document supplements the applicable offering documents in connection with any secondary market transactions in the Notes by HSBC Securities (USA) Inc. and its affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the above-captioned documents.

The Initial Level for the Notes was defined in the pricing supplement, dated October 7, 2016 and filed with the Securities and Exchange Commission (the “SEC”) on October 11, 2016 (the “Pricing Supplement”). The Initial Level was defined as the lowest Official Closing Level of the Reference Assets during the Observation Period.

The Observation Period expired on April 7, 2017. The lowest Official Closing Level of the Reference Assets during the Observation Period on which a market disruption event did not occur were 2,153.74 with respect to the SPX, 1,236.559 with respect to the RTY and 3,000.57 with respect to the SX5E, which were the respective Official Closing Levels of the Reference Assets on October 7, 2016, which was the first day of the Observation Period.

Therefore, the Initial Level for the Notes is 2,355.54 with respect to the SPX, 1,364.563 with respect to the RTY and 3,495.80 with respect to the SX5E.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 4, “Risk Factors” beginning on page S-2 in the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Pricing Supplement dated October 7, 2016:

https://www.sec.gov/Archives/edgar/data/83246/000114420416127694/v450304_424b2.htm

•	Equity Index Underlying Supplement dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

•	Prospectus supplement dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

•	Prospectus dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

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